Exhibit 5.1

Allen C. Tucci

1650 Market Street | One Liberty Place, Suite 1800 | Philadelphia, PA 19103-7395

Direct 215.864.6352 | Fax 215.789.7622

tuccia@whiteandwilliams.com | whiteandwilliams.com

December 3, 2018

Phoenix International Ventures, Inc.

61B Industrial Parkway

Carson City, NV 89706

RE:       Cancellation of Indebtedness Due to Statute of Limitations

To Whom It May Concern:

We are furnishing you this opinion at the request of Phoenix International Ventures, Inc. (the “Issuer”) in connection with the fair presentation of the financial condition of the Issuer: specifically, whether certain indebtedness (the “Debt”) should continue to be reflected as due and payable by the Issuer.

We have relied upon the following additional information in rendering our opinion:

1.	All securities filings made by the Issuer and filed with the Securities and Exchange Commission (“SEC”) were true and correct, as of the date of filing.

2.	Since the date of the last periodic filing, filed with the SEC (Form 10-Q for the period ending September 30, 2011) (the “Most Recent Filing”), there has been no payment made on any of the Debt, and no agreements with any of the holders of the Debt.

3.	The Debt is comprised exclusively of promissory notes payable at a definite time.

4.	The promissory notes evidencing the debt are governed, exclusively, by the laws of the State of Nevada.

In connection with this opinion, we have reviewed applicable federal and state laws, rules and regulations and have made such investigations and examined such documents and material related to the Company as I have deemed necessary and appropriate under the circumstances. Our review has been limited to reports filed with the SEC in compliance with the Securities Exchange Act of 1934, as amended, and with OTCMarkets, without having independently verified such factual matters.

Delaware | Massachusetts | New Jersey | New York | Pennsylvania

December 3, 2018

The documents that we have reviewed, included, but are not limited to, the Most Recent Filing and the Form 10-K of the Issuer for the year ended December 31, 2010.

In my examination, I have assumed and have not verified, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to me as originals, if any (iii) the conformity with the originals of all documents supplied to me as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact given or made available to me by the Company.

State of the Law

With the limited exception noted below for demand notes, there is a 6 year statute of limitations for the collection of a corporate debt issued in the State of Nevada. As explained below, the determination of when the limitations period begins depends on whether the debt is evidenced by a promissory note or by another written contract.

There is a 6 year statute of limitations for an action based upon a contract, obligation or liability founded upon an instrument of writing (N.R.S. 11.190(b)). The limitations period begins on the date of the last transaction, last item charged or last credit given; provided, however, whenever any principal or interest payment has been made after the due date, then the limitations period begins from the date the last payment was made (N.R.S. 11.200).

For a note payable at a definite time, the statute of limitations is 6 years after the due date(s) stated in the note or, if the due date is accelerated, then within 6 years after the accelerated due date (N.R.S. 104.3118(1)).

For a note payable upon demand, the statute of limitations is 6 years after the demand is made; provided, however, if no demand is made and no principal or interest has been paid on the note for a continuous period of 10 years, then the statute of limitations is 10 years. (N.R.S. 104.3118(2)).

Facts and Legal Opinion

(1)       The Company has stated that debt identified on the balance sheet that constitutes promissory notes are as follows:

	2010	2009
Unsecured, issued to an individual in August 2009, previously due August 2010, 15% interest accrued monthly, interest paid quarterly, related party	42,270	35,636
Unsecured, issued to a corporation in August 2009, previously due August 2010, 15% interest accrued monthly, interest paid quarterly, related party	25,000	25,000
Unsecured, issued to an individual in February 2009, due February 2011, 11% interest accrued monthly, interest paid quarterly, related party	100,000	–
Unsecured, issued to a corporation in March 2010, due March 2011, 11% interest accrued monthly, interest paid quarterly, related party	75,000	–
Unsecured, issued to an individual in May 2010, due May 2011, 11% interest accrued
monthly, interest paid quarterly, related party	40,340	–
Unsecured, issued to an individual in June 2010, due June 2011, 11% interest accrued monthly, interest paid quarterly	25,000	–
Unsecured, issued to a corporation extended in June 2010, due June 2011, 11% interest accrued monthly, interest paid quarterly, related party	50,000	50,000
Unsecured, issued to an individual extended in July 2010, due July 2011, 11% interest accrued monthly, interest paid quarterly, related party	50,000	50,000

December 3, 2018

Under Section 11.190(b) of the Nevada Revised Statutes, the statute of limitations for collection of these debts against the Company is 6 years after the date of maturity. All of the above-listed obligations matured more than 6 years prior to the date of this letter. As a result of this fact, and the assumptions made in this letter, we are of the opinion that the holder of the above-referenced notes may not legally bring and action for collection of the instruments against the Company. As a result, we conclude that fair presentation of the financial statements of the Company would require removal of the debt associated with these promissory notes.

(2)       The Company has stated that debt identified on the balance sheet that arises from contract are as follows:

Line of Credit	15,756
Accounts payable	1,189,457
Related party accounts payable	289,915
Other accrued expenses	182,830
Billings in excess of cost	59,201
Customer deposits	56,000
Accrued officer salaries	399,148
Officer Loans	408,836

Under Section 104.3118(1) of the Nevada Revised Statutes, the statute of limitations for collection of these debts against the Company ends 6 years after the date of the last transaction, last item charged or last credit given. We have been informed by the Company that no payments or further credit transactions with the parties have occurred since the date of the Most Recent Filing. As a result of these facts, and the assumptions made in this letter, we are of the opinion that the parties holding the above-referenced debts may not legally bring and action for collection of these debts against the Company. As a result, we conclude that fair presentation of the financial statements of the Company would require removal of the debt associated with these contractual obligations.

As to matters of fact, I have relied upon information obtained from public officials, officers of the Company, and/or other sources, and I represent that all such sources were believed to be reliable. I have relied upon the Company’s assurances concerning the lack of payment, settlement discussions or collection activities on the Debt since the date of the Most Recent Filing.

I have made no independent attempt to verify facts as provided to me and set forth herein and this opinion is limited to and conditioned upon, the facts as stated herein.

I am qualified to practice law in the State of Delaware and I express no opinion as to the laws of any jurisdictions except for those of Delaware and the United States of America referred to herein.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is rendered solely for your benefit and no other person or entity, other than your successors and assignees, shall be entitled to rely on any matter set forth herein without the express written consent of the undersigned.

Very truly yours,

/s/ Allen C. Tucci,

Allen C. Tucci, for

WHITE AND WILLIAMS LLP